Exhibit 99.1

Letter to Shareholders from Patriot Scientific President/CEO Rick Goerner

Monday July 21, 5:21 pm ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific Corp. (OTCBB:PTSC - News) today issued the following letter to all shareholders.

To all shareholders and supporters of Patriot Scientific Corporation, the purpose of this letter is to update you on activities at the Company. It is my intention to provide periodic communication to our shareholders through these letters as a means to provide insight to you on topical issues and to provide a uniform status report on activities at the Company.

In this letter I’d like to focus on three topics:

1.	An update on activities to expand Patriot’s future business direction

2.	Our plan to improve our investor relations (IR) and public relations (PR)

3.	A timetable for some important future Patriot events.

Positioning Patriot for Future Growth

I’d like to update you on some of the projects that we are working on to position Patriot for the future. As outlined in previous letters, the blueprint for the future consists of three areas of focus, generally in networking, wireless or software:

1.	Evaluate expansion of Patriot’s IP portfolio by acquiring new IP to build on the future revenues of the MMP™ portfolio:

As reported in my June 16 MMP™ portfolio update, the TPL/Alliacense licensing effort remains active. This activity is evidenced by recent MMP™ portfolio license announcements with Hoya Corporation and Robert Bosch, a major international automotive parts supplier. Bosch was our thirteenth MMP™ portfolio licensee of 2008.

Additionally, last month Patriot announced the expansion of its IP licensing efforts into power management through an agreement with NuPOWER Semiconductor. The NuPOWER IP (NUSEM) licensing efforts will focus on enabling customers to improve the performance, accuracy and efficiency of next generation power management architectures. Working closely with NuPOWER, we have made initial contacts with customers. The objective of the initial validation phase’s activities is to pursue the NUSEM licensing effort in two ways. First, to create reference design specifications with major microprocessor chip suppliers which feature tighter power specifications for improved performance and yield. Secondly, to enable implementation of the NuPOWER technology in new ICs designed at major power management IC providers. NuPOWER has recently filed new continuation patent applications and Patriot will be a co-assignee of the new patents, if approved by the USPTO. We believe that NuPOWER’s technology may help Patriot develop additional royalty revenue stream opportunities.

While we are continuing to evaluate other IP portfolios, we have turned down more opportunities than we have decided to pursue based on the viability of customer licensing prospects, market assessments, technical support needs and the economic return to Patriot.

I will continue to provide periodic updates on our progress.

2.
Pursue minority investments, undertaken as a strategic investor, in certain early-stage revenue or technology ventures that currently do not support a full acquisition decision at this time, but that represent a technology or capability of interest to Patriot:

On July 31 we expect to close our previously announced plan to increase Patriot’s holdings in Talis Data Systems. Patriot will directly acquire the shares of Talis held by SSDI, provide a direct cash investment to Talis, and buy-out certain minority shareholders to increase Patriot’s direct holdings to more than 40%.

Pre-production samples of Talis’ Datagent multi-domain hardware unit have been assembled and, after testing and design validation, Talis expects to begin sampling to customers late this summer. Talis projects initial revenues later this year through an expanding network of system integration partners such as Synnex and Arrow.

As previously reported, multi-domain interconnectivity among various government agencies is Priority #1 for the Homeland Security Agency. The Talis unit’s security capabilities have been tested and validated by the NIST/NSA National Information Assurance Partnership (NIAP) Validation Process at an EAL 4 assurance level.

Patriot’s 46% investment in SSDI, a manufacturer of secure cabling enclosures for security installations, also targets government and defense agencies. SSDI’s products are marketed under the Holocom Network’s brand and SSDI is forecasting continued growth and profitability into fiscal 2009.

Patriot has also presented and accepted a term sheet to acquire, in exchange for cash, nearly 20% of a networking provider of software to facilitate the transfer of video content to mobile devices. The term sheet outlined a small initial investment (which we have recently funded) and a second, larger, tranche that is subject to additional due diligence which we expect to complete by the end of August. Industry projections indicate that video-enabled handsets will increase from less than 5% today to more than 70% by 2011. We believe the company has differentiated technology and has recently contracted field trials with several major international carriers that will be launched before the end of 2008. I will provide more information on this opportunity in future updates as we move through the due diligence process. The company’s technology is a direct hit in our target to pursue software, wireless and networking technology.

In each of these contemplated transactions, Patriot receives the right to designate at least one member of the Board of Directors.

We have several other opportunities under review and will update you on progress in future reports.

3.	Full Merger and Acquisition (M&A) opportunities:

Following last month’s announcement of the signing of a non-binding MOU, we have continued to make progress in both due diligence and in the negotiation of a definitive agreement, in our efforts to acquire a differentiated software provider. If we are successful, I expect to announce the completion of the transaction by the end of September. We believe this transaction will provide synergy to other activities that Patriot is pursuing.

Additionally, we expect to engage an investment banker in the next month to help expand the list of opportunities for M&A and to facilitate future M&A transactions by providing guidance and advice concerning deal value, structure and integration strategies. We have identified three other “companies of interest” that would require the services of an investment banker.

We plan to utilize Patriot’s capital resources (stock and cash) when considering the acquisition of any operating business. While we expect to use Patriot stock as our chief currency in any transaction, Patriot’s strong cash position gives us a very solid negotiating position, especially in discussions with companies who have limited access to operating capital. I will continue to keep you advised of progress in subsequent updates or when a transaction is finalized.

I would remind you that the acquisition process can be both complicated and time consuming, and while we are moving forward, there can be “false starts” resulting in no completed transaction as a consequence of the due diligence review, failure to close on key terms of the definitive agreement, changes in the business conditions of either company and other factors.

We are also planning to hire an additional marketing and business development person to support the expanded activity level associated with the M&A effort, business planning and support of the implementation of the NuPOWER IP licensing effort.

Improving Investor Relations (IR) and Public Relations (PR)

It is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders, potential investors and the marketplace. Toward that end, we have begun the transition of Patriot’s IR and PR activities to a new organization.

Effective July 28, 2008, we will handle all shareholder inquiries in-house with an IR/PR resource working here in the Carlsbad office. Bringing shareholder communications in-house will improve responsiveness, and the quality of response to shareholder inquiries. Contact information regarding shareholder inquiries will be posted on Patriot’s website later this week.

We have engaged a new investor relations firm, Ibis Consulting Group of Newport Beach, CA, effective August 1, 2008. Ibis will be responsible to drive a more proactive investor relations program aimed at new equity fund investors, both in the US and globally. Ibis will also handle Patriot’s PR activities. I expect to be ready to begin meetings with new equity investors to present Patriot’s vision for the future starting next month. Ibis has a strong track record of success working with companies, like Patriot, to introduce us to new equity investors that can make a positive difference in our future.

Timeline for Important Future Patriot Events

Cliff, his staff and auditors are working fulltime on the company’s 10-K, required to be filed by August 14, 2008. This will cover results for both Patriot’s fourth quarter and the entire fiscal year, ending May 31, 2008.

We have begun planning the Company’s Annual Shareholders Meeting to be held in Carlsbad, CA on October 30, 2008. The venue for this year’s event will be the Hilton Garden Hotel in Carlsbad. We will provide additional details regarding timing, the proposed agenda and other necessary information by late September. In the meantime, I would like to solicit input from you regarding ideas for materials to consider for presentation and topics that were well received in prior shareholder meetings.

One last comment on the recent depressed price of Patriot’s shares – the overall market has seen a significant retrenchment recently and Patriot has been no exception. Unlike many other companies that are trading near historic lows, Patriot’s balance sheet is solid, with cash, no debt and an evolving M&A strategy that can enhance our future corporate viability. Patriot continues to view its current share price as attractive and has actively maintained its stock re-purchase activity throughout the quarter.

I am not satisfied that I have done enough to impress upon our existing shareholders, and potential new investors, the strength of Patriot’s transition story, the strength of our balance sheet, our ability to grow from the solid base of the MMP™ portfolio and the fact that we are beginning to execute to that plan. Ibis will assist me in articulating that message to a broader audience.

I trust this letter has provided you with some additional information regarding the status of key business initiatives at Patriot and I look forward to sharing more information about our M&A activities in the near future. Please feel free to send us your comments and any additional questions. While this team has been together only 120 days, we are making good progress with respect to our stated goals. I look forward to gaining your support and trust, as we transition ahead and remain excited about the opportunity to build a strong future for Patriot Scientific.

Sincerely,

Rick Goerner
President/CEO
Patriot Scientific Corporation

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:

Patriot Scientific, Carlsbad
Media Relations
The Hoffman Agency
John Radewagen, 408-975-3005
or 408-219-9199 (mobile)
jradewagen@hoffman.com
or
For Patriot Scientific
Investor Relations
Hawk Associates Inc.
Frank Hawkins, 305-451-1888
patriot.scientific@hawkassociates.com

Source: Patriot Scientific Corp.